                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-25554

                           Continental Circuits Corp.
                           --------------------------
             (exact name of registrant as specified in its charter)

                  3502 East Roeser Road, Phoenix, Arizona 85040
                  ---------------------------------------------
                            Telephone: (602) 268-3461
                            -------------------------
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                          Common Stock, Par Value $.0l
                          ----------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
                         (Titles of all other classes of
            securities for which a duty to file reports under section
                             13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspect the duty to file reports:

           Rule 12g-4(a)(1)(i)       [X]          Rule 12h-3(b)(1)(ii)      [  ]
           Rule 12g-4(a)(1)(ii)      [ ]          Rule 12h-3(b)(2)(i)       [  ]
           Rule 12g-4(a)(2)(i)       [ ]          Rule 12h-3(b)(2)(ii)      [  ]
           Rule 12g-4(a)(2)(ii)      [ ]          Rule 15d-6                [  ]
           Rule 12h-3(b)(1)(i)       [X]

        Approximate number of holders of record as of the certification or
        notice date:           1
                              ---

         Pursuant to the requirements of the Securities Exchange Act of 1934 Continental Circuits Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   March  20, 1998                            BY: /S/ Joseph G. Andersen
     ----------------------                           --------------------------
                                                      Joseph G. Andersen,
                                                      Chief Financial Officer,
                                                      Treasurer and Secretary